UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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SAGA COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 9, 2011

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan, on Monday, May 9, 2011, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

(1) To elect directors for the ensuing year and until their successors are elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3) To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers as described in the proxy statement.

(4) To recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years.

(5) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Stockholders of record on March 31, 2011 will be entitled to notice of and to vote at this Annual Meeting. You are invited to attend the Annual Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the Annual Meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 18, 2011

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the Annual Meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 9, 2011.

This proxy statement and our 2010 Annual Report are available at https://materials.proxyvote.com/786598.

You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

Introduction	1
Security Ownership of Certain Beneficial Owners and Management	3
Proposal 1— Election of Directors	5
Corporate Governance	7
Finance and Audit Committee Report	12
Proposal 2 — To Ratify Appointment of Independent Registered Public Accounting Firm	13
Proposal 3 — To Adopt, In a Non-Binding Advisory Vote, a Resolution Approving the Compensation of Our Named Executive Officers As Described in the Proxy Statement	14
Proposal 4 — To Recommend, In a Non-Binding Advisory Vote, Whether the Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers Should Occur Every Year, Every Other Year or Every Three Years	15
Compensation Discussion and Analysis	16
Compensation of Executive Officers	22
Compensation of Directors	31
Certain Business Relationships and Transactions	32
Section 16(a) Beneficial Ownership Reporting Compliance	32
Other Matters	33
Stockholder Proposals and Director Nominations for Annual Meetings	33
Expense of Soliciting Proxies	33

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 9, 2011

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors to be used at the Annual Meeting of Stockholders to be held on May 9, 2011, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 31, 2011, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 18, 2011.

Stockholders attending the Annual Meeting may vote by ballot. However, since many stockholders may be unable to attend the Annual Meeting, the Board of Directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted “FOR” the election of each nominee for director listed in Proposal 1, “FOR” Proposals 2 and 3 and for three years on Proposal 4.

The holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 31, 2011, we had outstanding and entitled to vote 3,654,488 shares of Class A Common Stock and 597,859 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect twenty-five percent, or two, of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining three directors. For Proposals 2, 3 and 4, and any other matters to be voted on at the Annual Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposals 2, 3 and 4, your shares will be counted for purposes of determining a quorum. The two nominees to be elected by holders of Class A Common Stock and the three nominees to be elected by holders of Class A Common Stock and Class B Common Stock, voting together, who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposals 2, 3 and 4, stockholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock, voting together, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the adoption of Proposals 2 and 3. With respect to Proposal 4, the Company will treat the option (i.e., every one, two or three years) receiving the support of the greatest number of shares of Class A Common Stock and Class B Common Stock, voting together as a single class as the option approved by the stockholders. Abstentions on Proposals 2 and 3 will be treated as votes cast and therefore have the same effect as a vote against the proposals. Abstentions will have no effect on Proposal 4. Although our Board of Directors intends to carefully consider the stockholder votes on Proposals 3 and 4, those votes will not be binding on the Board of Directors and are advisory in nature.

If your shares are held in “street name” (the name of a bank, broker or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposals 1, 3 and 4 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.

In some instances we may deliver only one copy of this proxy statement and the 2010 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2010 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 31, 2011, for (i) our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying options held by such person that are exercisable within 60 calendar days of March 31, 2011, but excludes shares of Class A Common Stock and Class B Common Stock underlying options held by any other person. Such options are ’out-of-the-money’ as of March 31, 2011 in that the closing price of our Class A Common Stock as of such date as reported on the NYSE Amex consolidated tape was less than the exercise price of such options. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock respectively outstanding as of March 31, 2011.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B

Donald J. Alt	10,209	(1)	0		*	n/a
Brian W. Brady	2,263	(2)	0		*	n/a
Clarke R. Brown, Jr.	1,880		0		*	n/a
Samuel D. Bush	31,273	(3)(4)(5)	0		*	n/a
Edward K. Christian	1,947		641,675	(6)	*	100%
Steven J. Goldstein	61,838	(3)(4)	0		1.7%	n/a
Warren S. Lada	33,641	(3)(4)(5)	0		*	n/a
Marcia K. Lobaito	26,904	(3)(4)(5)	0		*	n/a
David B. Stephens	0		0		*	n/a
Gary Stevens	3,002		0		*	n/a
W. Russell Withers, Jr.	0		0		*	n/a
All directors, nominees and executive officers as a group (10 persons)	183,708	(7)	641,675	(6)	4.8%	100%
TowerView LLC	722,700	(8)	0		19.8%	n/a
T. Rowe Price Associates, Inc.	591,435	(9)	0		16.2%	n/a
FMR LLC	375,077	(10)	0		10.2%	n/a
Dimensional Fund Advisors LP	334,981	(11)	0		9.2%	n/a
Columbia Wanger Asset Management, L.P.	183,741	(12)	0		5.0%	n/a

*	Less than 1%

(1)	Includes 5,988 shares held in Mr. Alt’s GRAT (Grantor Retained Annuity Trust) and 1,282 shares owned directly by Mr. Alt which are pledged as security for the repayment of an outstanding loan.

(2)	This amount includes 1,131 and 1,132 shares respectively owned by each of Mr. Brady’s daughters, to which he disclaims beneficial ownership.

(3)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2011; Mr. Bush, 26,074 shares; Mr. Goldstein, 51,974 shares; Mr. Lada, 26,348 shares; and Ms. Lobaito, 22,880 shares. See “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End.” Also, the above number of shares includes the grant of restricted stock (Class A Common Stock), less any sales of such restricted stock. The entire grant of restricted stock (without any reduction for sales of restricted stock) vests in 20% increments annually, as follows: (i) commencing March 1, 2006 as follows: Mr. Bush, 1,280 shares; Mr. Goldstein, 1,563 shares; Mr. Lada, 1,280 shares; and Ms. Lobaito, 621 shares; (ii) commencing March 1, 2007 as follows: Mr. Bush, 2,936 shares; Mr. Goldstein, 3,583 shares; Mr. Lada, 2,936 shares; and Ms. Lobaito, 1,430 shares; (iii) commencing March 1, 2008 as follows: Mr. Bush, 769 shares; Mr. Goldstein, 938 shares; Mr. Lada, 769 shares; and Ms. Lobaito, 375 shares; and (iv) commencing March 1, 2009 as follows: Mr. Bush, 1,625 shares; Mr. Goldstein, 1,625 shares; Mr. Lada, 1,625 shares; and Ms. Lobaito, 1,250 shares.

(4)	Includes shares owned indirectly through the Company’s 401(k) plan as follows: Mr. Bush, 609 shares; Mr. Christian, 1,947 shares; Mr. Goldstein, 163 shares; Mr. Lada, 396 shares; and Ms. Lobaito, 207 shares

(5)	Includes shares owned indirectly through the Company’s Employee Stock Purchase Plan, as follows: Mr. Bush, 1,433 shares; Mr. Lada, 1,343 shares; and Ms. Lobaito 1,058 shares. The Plan expired on December 31, 2008, and was not renewed.

(6)	Includes 43,816 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2011. Also, the above number of shares includes the grant to Mr. Christian of restricted stock (Class B Common Stock) less any sales of such restricted stock. The entire grant of restricted stock (without any reduction for sales of restricted stock) vests as follows: 2,302 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2006, 5,308 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2007, 1,371 shares of restricted stock (Class B Common Stock), vest in 20% increments annually commencing March 1, 2008 and 3,000 shares of restricted stock (Class B Common) vest in 20% increments annually commencing March 1, 2009.

(7)	Includes an aggregate of 135,173 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2011.

(8)	According to its most recent Schedule 13D on file with the SEC, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, has sole voting and dispositive power with respect to 722,700 shares. The principal address of TowerView LLC is 500 Park Avenue, New York New York 10022.

(9)	According to their most recent joint Schedule 13G on file with the SEC, T. Rowe Price Associates, Inc. (an investment adviser) and T. Rowe Price Small-Cap Value Fund, Inc. (an investment company) have sole voting power with respect to 181,285 and 404,750 shares, respectively, have sole dispositive power with respect to 591,435 and 0 shares, respectively, and have no shared voting or dispositive power. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)	According to its most recent joint Schedule 13G on file with the SEC, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 375,077 shares as a result of acting as an investment advisor to various investment companies. The ownership of one investment company,

Fidelity Low Priced Stock Fund, amounted to 375,077 shares. Fidelity is a wholly-owned subsidiary of FMR LLC, and members of the family of Edward D. Johnson, III are a controlling group with respect to FMR LLC. The principal address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	According to its most recent Schedule 13G on file with the SEC, Dimensional Fund Advisors LP, an investment adviser to four investment companies and an investment manager to certain commingled group trusts and separate accounts, has sole voting and dispositive power with respect to 327,956 and 344,981 shares, respectively. The principal address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(12)	According to its most recent Schedule 13G on file with the SEC, Columbia Wanger Asset Management, L.P., an investment adviser, has sole voting and dispositive powers with respect to 183,741 shares. The principal address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The reported shares include shares held by Columbia Acorn Trust, a Massachusetts Business Trust that is advised by Columbia Wanger Asset Management, L.P.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the three persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All the nominees are members of the present Board of Directors, except for W. Russell Withers, Jr. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.

The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about his age, all positions he holds and his principal occupation and business experience for the past five (5) years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders as a whole. Further each nominee has demonstrated business acumen as well as a commitment of service to our Board.

The Board recommends a vote “FOR” each of the following nominees:

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A Common Stock:
Clarke R. Brown, Jr., 70	Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.	July 2004
We believe that Mr. Brown’s qualifications to sit on our Board of Directors include his 38 years in the broadcast industry, including 14 years as President of the radio division of a then-public company.
Gary Stevens, 71	Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995
We believe that Mr. Stevens’ qualifications to sit on our Board of Directors include his more than 50 years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Edward K. Christian, 66	President, Chief Executive Officer and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
We believe that Mr. Christian’s qualifications to sit on our Board of Directors include his more than 40 years of professional service in the broadcast industry, including his 24 years as our founder and our Chairman, Chief Executive Officer and President.

Principal Occupation During
Name and Age	the Past Five Years	Director Since

David B. Stephens, 65	Consultant from November 2010 to present; Senior Strategy Consultant of Northern Trust Bank from November 2009 to November 2010; business consultant primarily to non-profit corporations (June 2008 — November 2009); President and CEO of St. John Hospital and Medical Center (June 2007 — June 2008); Interim President and CEO of St. John Hospital and Medical Center (October 2006 — June 2007); former Chairman of Board of Trustees of St. John Hospital and Medical Center (June 2006 — June 2008); Business consultant (March 2004 — October 2006); Executive Vice President of Comerica Inc. and Comerica Bank in charge of private banking division (1994 — 2004).	May 2009
We believe that Mr. Stephens’ qualifications to sit on the Board of Directors include his lengthy business experience, including 10 years as executive officer of a major regional bank, responsible for strategy decisions and complete management of core business units, and his more recent experience as executive officer of one of the largest healthcare organizations in Michigan with similar responsibilities.
W. Russell Withers, Jr., 74	President, founder and owner of Withers Broadcasting Companies since 1973. Former Chairman of the Radio Board of the National Association of Broadcasters (2007-2008). We believe that Mr. Withers’ qualifications to sit on our Board of Directors include his more than 50 years of professional service in the broadcast industry and as head of a broadcast company.	—

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our Board of Directors. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com , and will be provided free of charge to any stockholder upon written request to our Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE Amex corporate governance listing standards because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares)

is held by Edward K. Christian, our President, Chief Executive Officer (“CEO”) and Chairman. Mr. Christian owns approximately 62% of the combined voting power of our Common Stock (Class A and Class B shares) with respect to those matters on which Class B Common stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to the board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on the board, and (iii) to have board of director nominations either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors

Director Independence

Our Board has determined that Donald Alt, Brian Brady, Clarke Brown, David Stephens. Gary Stevens and Russell Withers are “independent” directors within the meaning of the rules of the NYSE Amex and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board of Directors.

Board Meetings; Lead Director

Our Board of Directors held a total of four meetings during 2010. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2010. None of the directors other than Mr. Christian attended last year’s annual stockholders’ meeting. The directors are not required to attend our annual stockholder meetings. The Board has designated the chairman of the Finance and Audit Committee as the lead director to preside at regularly scheduled non-management executive sessions of the Board.

Communications with the Board

Stockholders and interested parties may communicate with the Board of Directors or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attn: Lead Director (or any individual director or directors). The Chief Financial Officer or the corporate Secretary will receive the correspondence and forward it to the lead director or to the individual director or directors to whom the communication is directed. The Chief Financial Officer and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the lead director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to direct such communication to the appropriate department. For example, stockholder requests for materials or information will be directed to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with the charters of the Board’s committees, provide the framework under which we are governed. The Guidelines address the functions and responsibilities of our Board of Directors and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE Amex. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;

•	the duties and responsibilities of the Board of Directors and management;

•	regular meetings of the independent directors;

•	how persons are nominated by the Board for election as directors;

•	limitations on Board service;

•	the principles for determining director compensation;

•	the organization and basic function of Board committees;

•	the annual compensation review of the CEO and other executive officers;

•	the Board’s responsibility for maintaining a management succession plan;

•	director access to senior management and the ability of the Board and its committees to engage independent advisors; and

•	the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the Chief Executive Officer, Chief Financial Officer, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.

Board Committees and Their Functions

Our Board of Directors has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consist of Messrs. Alt, Brady and Stephens. Mr. Alt is the Chairman of the Committee. The Board designated Mr. Alt as an “audit committee financial expert” as that term is defined in the SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE Amex. The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by them; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The

Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held four meetings in 2010. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Messrs. Brown, Stephens and Stevens, each of whom is independent under the listing standards of the NYSE Amex. Mr. Stevens is the Chairman of the Committee. The Committee is responsible for making a recommendation of the compensation of the CEO without management present, and such recommendation will then be presented to the full Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, the Committee then makes a recommendation to the Board and the Board decides the compensation to be paid to such executive officers.

The Compensation Committee is also responsible for administering our stock plans, our 2005 Incentive Compensation Plan and the Chief Executive Officer Annual Incentive Plan, except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. This Committee operates pursuant to a written charter. The Compensation Committee held two meetings in 2010. See “Compensation Committee Report” below.

Director Nomination Process

The Board of Directors does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience, high personal and professional ethics, integrity and values, a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies, independence pursuant to the NYSE Amex guidelines, and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing a diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors, and of the new nominee, Mr. Withers, provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. Mr. Withers was presented for consideration as a nominee for director by the Chief Executive Officer of the Company, and approved by the Board as part of the 2011 slate of director nominees of the Board at a regular meeting of the Board.

The Board will consider candidates recommended by stockholders, when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Corporate Governance Guidelines of the Company provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the chair of the Finance and Audit Committee is designated as the “lead director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the lead director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that stockholders wishing to contact the Board may address their correspondence to the lead director (or any individual director).

The Board’s Role in Risk Oversight.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The full Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee Charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the full Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the full Board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2010 with our management and our independent auditors;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting their audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Finance and Audit Committee
Donald J. Alt (Chair), Brian Brady and David Stephens

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has appointed Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2011. Ernst & Young LLP has been our independent auditors since 1986. The Finance and Audit Committee appoints the independent auditors annually, and also reviews and pre-approves audit and permissible non-audit services performed by Ernst & Young LLP, as well as the fees paid to Ernst & Young LLP for such services.

Before appointing Ernst & Young LLP as our independent auditors to audit our books and accounts for the fiscal year ending December 31, 2011, the Finance and Audit Committee carefully considered that firm’s qualifications as our independent auditors. In its review of non-audit services and its appointment of Ernst & Young LLP, the Committee also considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Board is asking the stockholders to ratify the appointment of Ernst & Young LLP. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2012.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to Ernst & Young LLP

The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009.

Fee Category	2010 Fees	2009 Fees

Audit fees	$389,000	$388,000
Audit-related fees	29,000	25,000
Tax fees	4,500	5,500
All other fees	1,500	1,500

Total fees	$424,000	$420,000

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under

“Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were professional services for federal tax compliance for the Company’s benefit plans.

All Other Fees

All other fees were support fees for on-line research and information tool.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3 — TO ADOPT, IN A NON-BINDING ADVISORY VOTE, A
RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT

The Board of Directors recognizes the significant interest of stockholders in executive compensation matters. Pursuant to recent amendments to Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the 2010 Summary Compensation Table and other tables and the related narratives under the “Compensation of Executive Officers,” as well under the “Compensation Discussion and Analysis” sections of this proxy statement, in accordance with Item 402 of Regulation S-K under the Exchange Act.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase stockholder value and link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our stockholders. The Company believes that its executive compensation programs, which emphasize variable bonus compensation, including targeted performance-based bonus compensation for our CEO, satisfy these goals.

As this is an advisory vote, the result will not be binding on our Board of Directors, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and “Compensation of Executive Officers.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the advisory approval of this proposal.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4 — TO RECOMMEND, IN A NON-BINDING ADVISORY VOTE,
WHETHER THE NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY YEAR,
EVERY OTHER YEAR OR EVERY THREE YEARS

Pursuant to the recent amendments to Section 14A of the Exchange Act added by the Dodd-Frank Act, the Company is also required to obtain a stockholder advisory vote as to how often we should include a proposal, similar to Proposal 3 in this proxy statement, asking for an advisory vote on the compensation paid to our named executive officers. Therefore we are asking our stockholders to express their preference as to whether the Company should include an advisory vote to approve the compensation of our named executive officers every one, two or three years. Stockholders may also, if they wish, abstain from casting a vote on this proposal. In considering their vote, stockholders may wish to carefully review the information presented in connection with Proposal 3 of this proxy statement. While the Board of Directors intends to carefully consider the stockholder vote resulting from this proposal, this is an advisory vote and, as such, will not be binding on the Board of Directors.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company. In formulating its recommendation, our Board of Directors considered that a triennial advisory vote will allow the effectiveness of our compensation program to be judged over time. It is important that our executive compensation programs support our long-term business strategy and drive long-term financial performance, which are more appropriately assessed in a three-year timeframe. Our compensation programs do not change significantly from year to year and we seek to be consistent. When we do implement changes, a more frequent vote would not allow for changes to be in place long enough to evaluate whether the changes were effective. A three-year interval will provide the most effective timeframe for the Company to assess stockholder feedback, engage with stockholders to understand the vote results and implement changes to our compensation program that are responsive to stockholder concerns. Similarly, stockholders who have interests in many companies may not be able to devote sufficient time on a more frequent basis to meaningfully review the pay practices for all of their holdings. Therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the advisory approval of this proposal.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board of Directors’ recommendation.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the option of every “3 YEARS” as the future frequency with which stockholders will be provided an advisory vote on the compensation of our named executive officers.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of a triennial advisory vote on the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The year 2010 was a better year for us as revenue improved compared to 2009. However, the level of advertising spending has not returned to pre-recession levels, and in June 2010 our uptrend in revenues slowed. We expect to continue to see revenue improvements in 2011, however at a lower rate than realized in 2010. To that end, the across-the-board five percent (5%) reduction in base salaries instituted in 2009 for our named executive officers and employees continued in 2010, while the bonuses paid to our named executive officers (other than the CEO) increased in amounts ranging from $2,000 to $5,000, with the CEO’s performance-based bonus increasing by $50,000 based upon achievement of performance criteria. The Company continued its focus on cost containment in 2010.

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2010, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers. The Committee is also responsible for administering the Amended and Restated 2005 Plan and the CEO Plan.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, in 2009 and 2010 the Committee, because of the unprecedented downturn in the economy and broadcast industry in 2009, and because advertising spending in 2010 was still below pre-recession levels, decided to pause and not award any restricted stock or options in 2010, and see how events develop over the next year.

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. In 2010, the Committee’s primary focus continued to be on internal cost containment. Other public companies that the Committee has generally looked at in past years for comparison include: Beasley Broadcast Group, Inc., CBS Corp., Citadel Broadcasting Corporation, CC Media Holdings, Inc., Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corp., Fisher Communications, Inc., Journal Communications, Inc., Radio One, Inc., Salem Communications Corporation, Sirius XM Radio, Inc., Spanish Broadcasting System, Inc. and Westwood One, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have no policy with regard to the adjustment or recovery of awards or payments if the relevant Company’s performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation Components

The key components of our executive compensation program generally consist of a base salary, a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, and restricted stock and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a Deferred Compensation Plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2009 and in 2010, there were no awards of stock options and/or restricted stock. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or transfer of control (but excluding a sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC). Our other executive officers also receive severance in connection with a change in control.

Base Salary

We entered into an employment agreement with our CEO effective as of April 1, 2009 (the “2009 employment agreement”). The terms and conditions of the 2009 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2009 employment agreement in December 2007 rather than waiting until closer to the expiration of the CEO’s 2002 employment agreement in order to provide stability to the Company, assurance to the marketplace and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the 2009 employment agreement, the Committee modified the CEO’s base salary, modified the bonus provisions to eliminate a required payment to the CEO and reduced the severance payment provision relating to sale or transfer of control. Under the 2009 employment agreement, the Committee increased the CEO’s base salary effective April 1, 2009 to $750,000 annually. In connection therewith, as disclosed above, the Committee looked at the compensation paid chief executive officers of other public companies. Effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salary paid under Mr. Christian’s 2009 employment agreement. In 2010, pursuant to the 2009 employment agreement, the Compensation Committee did not increase Mr. Christian’s base salary (as the cost of living rate was negative based on the consumer price index at the date of measurement). In 2011, as a result of improved Company performance in 2010, the Board of Directors determined to restore one-half (2.5%) of the 5% reduction in the base salaries of all its officers and employees commencing in the second quarter of 2011.

In 2010, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2010 remain flat to those paid in 2009, and the Committee agreed. The Committee then made its recommendation to the Board of Directors, which agreed with the recommendation. As noted above, effective March 1, 2009, the Company as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of those executive officers, and effective April 1, 2011 restored one-half of such 5%. See “Compensation of Executive Officers — 2010 CEO and Executive Officer Compensation” below.

Bonuses

The Company and the CEO entered into a Chief Executive Officer Annual Incentive Plan (the “CEO Plan”) effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005 and 2010 Annual Meetings of Stockholders.

The CEO’s 2009 employment agreement provides that the CEO shall be paid a bonus as determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee. The CEO Plan is performance driven. Among other reasons, the use of performance driven requirements is designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the 2010 Summary Compensation Table. Under the CEO Plan, within ninety (90) days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. In March 2010, the Committee approved a broadcast cash flow (“BCF”) goal pursuant to the CEO Plan under which the CEO could earn a maximum of $250,000. The BCF goal was achieved and the CEO earned a bonus of $250,000. See “2010 Summary Compensation Table.” In February 2011, the Committee approved a BCF goal with three (3) different targets allowing for a possible award of $350,000, $425,000 and $500,000 if such targets are achieved. The BCF levels are selected to reward improvements in BCF. While there was no assurance of success of the 2010 target, it was believed that the initial target level would be achievable based on past performance. Similarly, with respect to the 2011 target levels, it is believed that the initial target will be achievable based on past performance, while the other targets will be more difficult to achieve. The actual amount of the CEO’s bonus to be paid will be determined in 2012 after the Company’s 2011 results are finalized.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. In light of the improved economy and the Company’s improved performance in 2010, the CEO recommended increases ranging from $2,000 to $5,000 in bonuses to each of the other executive officers, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. See “Compensation of Executive Officers — 2010 CEO and Executive Officer Compensation” below.

Long Term Incentives

In 2005, we engaged Towers Perrin to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Perrin did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate and retain our executive officers. Based on Towers Perrin’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of Stockholders and re-approved it at the 2010 Annual Meeting of Stockholders.

In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In 2009 and again in 2010, the Committee, because of the unprecedented downturn in the economy and broadcast industry in 2009 and because advertising spending in 2010 was still below pre-recession levels, decided to pause and not award any restricted stock or options and see how events develop over the next year.

If stock options are granted, they are generally granted with exercise prices equal to the closing price on the NYSE Amex of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. If restricted stock is granted, they are generally granted with pro-rata vesting at the end of each of the following five years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only

Mr. Christian or an affiliate of Mr. Christian hold Class B Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity), or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan covers substantially all of our employees, including our executive officers. Under the Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option, but due to the uncertain economic environment, we determined that a discretionary match would not be made for the 2009 or 2010 plan year. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with stockholders.

Deferred Compensation Plans

In 1999 and in 2005, we maintained nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although the Company is not obligated to reserve funds to pay deferred amounts or, if it does so, to invest the reserves in any particular manner. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The retirement benefit to be paid by the Company to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. The Company has created grantor trusts to assist it in meeting its obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless the Company becomes insolvent, in which case the assets are available to the Company’s creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of the Company’s private airplane and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the 2009 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement to the CEO and his spouse commensurate with the CEO’s then current programs for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s 2009 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s 2009 employment agreement provides that upon the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO’s employment will be terminated and he will be paid an amount equal to 2.99 times the average of his total annual compensation (including base salary and bonuses but excluding stock options) for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable income taxes related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

Gary Stevens, Chairman
Clarke R. Brown, Jr.
David B. Stephens

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2010 fiscal year were: Gary Stevens (Chairman), Clarke R. Brown, Jr. and David B. Stephens. No member of this Committee was at any time during the 2010 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2010 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2010, 2009 and 2008 to our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2010 exceeded $100,000:

2010 Summary Compensation Table

							Non-
							Equity		All
					Stock	Option	Incentive		Other	Total
		Salary(1)(2)	Bonus(1)(2)		Awards(4)	Awards(5)	Plan Comp		Compensation(6)	Compensation
Name and Principal Position	Year	$	$		$	$	$		$	$

Edward K. Christian	2010	$712,500	$—		$—	$—	$250,000	(3)	$98,529	$1,061,029
President and CEO	2009	$708,551	$—		$—	$—	$200,000	(3)	$99,799	$1,008,350
	2008	$582,429	$231,500	(3)	$71,880	$—	$112,500	(3)	$101,295	$1,099,604
Samuel D. Bush,	2010	$306,976	$37,500		$—	$—	$—		$17,813	$362,289
Senior Vice President and	2009	$321,890	$33,750		$—	$—	$—		$21,867	$377,507
Chief Financial Officer	2008	$323,123	$33,750		$38,935	$—	—		$22,012	$417,820
Steven J. Goldstein,	2010	$374,615	$65,000		$—	$—	$—		$30,322	$469,937
Executive Vice President and	2009	$392,815	$63,000		$—	$—	$—		$24,446	$480,261
Group Program Director	2008	$394,332	$63,000		$38,935	$—	—		$23,000	$519,267
Warren S. Lada,	2010	$306,976	$37,500		$—	$—	$—		$29,512	$373,988
Senior Vice President of	2009	$321,890	$33,750		$—	$—	$—		$22,368	$378,008
Operations	2008	$323,133	$33,750		$38,935	$—	—		$29,487	$425,305
Marcia K. Lobaito,	2010	$149,528	$25,000		$—	$—	$—		$22,347	$196,875
Senior Vice President, Corporate	2009	$156,792	$20,250		$—	$—	$—		$22,349	$199,141
Secretary and Director of Business Affairs	2008	$157,398	$20,250		$29,950	$—	—		$21,689	$229,037

(1)	Includes amounts that were deferred pursuant to Section 401(k) of the Code. Under the 401(k) Plan, all of the matching funds were used to purchase 0 shares, 0 shares and 163 of Class A Common Stock for 2010, 2009 and 2008, respectively, for each of the named executive officers.

(2)	Includes amounts deferred under the Company’s Deferred Compensation Plan.

(3)	In 2010, the performance goals fixed by the Compensation Committee provided for a maximum bonus of $250,000. In 2009, the performance goals fixed by the Compensation Committee provided for a maximum bonus of $200,000. In 2008, the performance goals fixed by the Compensation Committee provided for a maximum bonus of $800,000. In 2010, 2009 and 2008, Mr. Christian received a bonus of $250,000, $200,000 and $344,000, respectively. Of the bonus awarded Mr. Christian in 2010, the entire amount was awarded based on his having satisfied his BCF performance goals. See “Compensation Discussion and Analysis — Bonuses” above. Of the bonus awarded Mr. Christian in 2009, the entire amount was awarded based on his having satisfied his BCF performance goals. Of the bonus awarded Mr. Christian in 2008, $112,500 was awarded based on the Company achieving the free cash flow goal for fiscal year 2008. The balance of the bonus for 2008, $231,500, was awarded pursuant to the terms of Mr. Christian’s 2002 employment agreement which provided that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially. Mr. Christian’s 2009 employment agreement does not include such a provision.

(4)	No stock was awarded in 2010 and 2009. With respect to 2008, the amounts shown reflect the aggregate grant date fair value of the stock awards. The grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal year 2008. The amounts for 2008 have been recomputed from those disclosed in 2008 in accordance with SEC rules FASB ASC Topic 718.

(5)	No options were awarded in 2010, 2009 and 2008.

(6)	With respect to Mr. Christian, perquisites include personal use of Company provided auto, country club dues, medical expense reimbursement and personal use of a private airplane in 2010. In 2010, Mr. Bush, Mr. Lada and Ms. Lobaito received perquisites for personal use of Company provided auto, housing accommodation and medical expense reimbursements. No other named executive officer received aggregate perquisites of $10,000 or more in 2010. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in 2010, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Goldstein, Mr. Lada and Ms. Lobaito in the amounts of $50,000, $10,000, $13,922, $10,000 and $10,000, respectively.

2010 CEO and Executive Officer Compensation

In 2010, our most highly compensated executive officer was Edward K. Christian, President and CEO. Mr. Christian received a salary of $712,500 in 2010 and earned a bonus of $250,000 for the 2010 fiscal year that was determined based on his 2009 employment agreement and the CEO Plan which was reduced by the company wide 5% reduction in base salaries. Mr. Christian earned the sums by satisfying the performance goals established by the Compensation Committee. Such bonus is designed to constitute “qualified, performance-based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonus” above under “Compensation Discussion and Analysis.”

The other named executive officers received no increase in their base salaries from those paid in 2008. In addition, the increase in the amount of bonuses paid the other named executive officers ranged from $2,000 to $5,000. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

In 2008, pursuant to the 2005 Incentive Compensation Plan, the Compensation Committee determined a formula for awarding only restricted stock to the executive officers. In 2009 and 2010, the Committee determined not to award any stock options or restricted stock. See “Long Term Incentives” under “Compensation Discussion and Analysis” above.

The following table sets forth information concerning equity and non-equity incentive plan award made to each of the named executive officers of the Company during 2010.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity			Under Equity Incentive
		Incentive Plan Awards(1)			Plan Awards
	Grant	Threshold	Target	Maximum Awards	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)

Edward K. Christian	Feb. 2011	250,000	250,000	250,000	—	—	—
Samuel D. Bush	—	—	—	—	—	—	—
Steven J. Goldstein	—	—	—	—	—	—	—
Warren S. Lada	—	—	—	—	—	—	—
Marcia K. Lobaito	—	—	—	—	—	—	—

(1)	These awards were made in February 2011 under the CEO Plan based on objectives determined in March 2010. The table shows the potential amounts which could have been earned in 2010 if the performance goals were achieved at the minimum threshold, 100% of target and at maximum bonus. There was only one target selected. The CEO Plan is further described above in the “Compensation and Discussion Analysis” and the “2010 CEO and Executive Officer Compensation” sections of this proxy statement. The actual payments from these awards are included in the ’Non-Equity Incentive Plan Compensation’ column of the “2010 Summary Compensation Table.” There were no grants of restricted stock or options.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2010 regarding unexercised options, stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2010:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)				Stock Awards(1)
	Number of	Number of			Number of	Market Value of
	Securities Underlying	Securities Underlying			Shares or Units	Shares or Units
	Unexercised Options	Unexercised Options	Option	Option	of Stock That	of Stock That
	(#)	(#)	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(2)

Edward K. Christian
6/06/2001	4,636	—	$56.96	6/06/2011	—	—
6/14/2005	10,358	—	$58.80	6/14/2015	—	$—
3/21/2006	19,108	4,778	$36.00	3/21/2016	1,061	$27,586
5/18/2007	3,702	2,468	$37.96	5/18/2017	548	$14,248
6/25/2008	—	—	—	—	1,800	$46,800
Samuel D. Bush
6/06/2001	4,337	—	$56.96	6/06/2011	—	—
6/14/2005	5,761	—	$58.80	6/14/2015	—	$—
3/21/2006	10,568	2,642	$36.00	3/21/2016	587	$15,262
5/18/2007	2,075	1,383	$37.96	5/18/2017	307	$7,982
6/25/2008	—	—	—	—	975	$25,350
Steven J. Goldstein
6/06/2001	8,427	—	$56.96	6/06/2011	—	—
5/30/2002	7,654	—	$83.20	5/30/2012	—	—
6/14/2005	7,030	—	$58.80	6/14/2015	—	$—
3/21/2006	12,896	3,224	$36.00	3/21/2016	716	$18,616
5/18/2007	2,532	1,688	$37.96	5/18/2017	375	$9,750
6/25/2008	—	—	—	—	975	$25,350
Warren S. Lada
6/06/2001	4,611	—	$56.96	6/06/2011	—	—
6/14/2005	5,761	—	$58.80	6/14/2015	—	$—
3/21/2006	10,568	2,642	$36.00	3/21/2016	587	$15,262
5/18/2007	2,075	1,383	$37.96	5/18/2017	307	$7,982
6/25/2008	—	—	—	—	975	$25,350
Marcia K. Lobaito
6/06/2001	4,546	—	$56.96	6/06/2011	—	—
5/30/2002	3,638	—	$83.20	5/30/2012	—	—
6/14/2005	2,793	—	$58.80	6/14/2015	—	$—
3/21/2006	5,148	1,287	$36.00	3/21/2016	286	$7,436
5/18/2007	1,011	674	$37.96	5/18/2017	150	$3,900
6/25/2008	—	—	—	—	750	$19,500

(1)	Option grants and restricted stock awards are fully vested at the end of the first five years following the date of the grant or award, 20% per year. The number of shares, exercise prices and market values have been adjusted for the 1-for-4 reverse stock split on January 28, 2009.

(2)	The closing market price of our Class A Common Stock on the NYSE Amex on December 31, 2010 was $26.00 per share.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the executive officers listed below in 2010 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2010.

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Edward K. Christian	—	—	2,396	$34,143
Samuel D. Bush	—	—	1,322	$18,838
Steven J. Goldstein	—	—	1,542	$21,973
Warren S. Lada	—	—	1,322	$18,838
Marcia K. Lobaito	—	—	735	$10,473

(1)	The number of shares which have vested has been adjusted to reflect the 1-for-4 reverse stock split on January 28, 2009.

(2)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2010 by the market value of the Class A Common Stock on the vesting date (adjusted by the 1-for-4 reverse stock split on January 28, 2009). Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and in 2005 we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 Incentive Compensation Plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum, in sixty (60) monthly installments or in one hundred twenty (120) monthly installments. In addition, under the 2005 deferred compensation plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by one and one half (1.5), but the incremental increase to such account shall not exceed $150,000. Upon a change of control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Edward K. Christian	$—	$—	$—	$—	$—
Samuel D. Bush	$12,370	$—	$3,960	$—	$113,836
Steven J. Goldstein	$—	$—	$(30)	$—	$5,793
Warren S. Lada	$34,073	$—	$29,218	$—	$283,451
Marcia K. Lobaito	$14,122	$—	$9,567	$—	$151,826

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement

In December, 2007, we entered into the 2009 employment agreement with Mr. Christian which became effective April 1, 2009. The 2009 employment agreement terminates on March 31, 2014. Under the 2009 employment agreement, we pay Mr. Christian a salary at the rate of $750,000 per year. However, pursuant to the Company’s directive, effective March 1, 2009, the Company implemented a 5% reduction in base salaries, including the base salary paid under Mr. Christian’s 2009 employment agreement. Effective the second quarter of 2011, the Board restored one-half of the 5% reduction (2.5%) to base salaries of all affected officers and employees. The 2009 employment agreement was amended in March 2009 to permit Mr. Christian to elect to defer any or all of his annual salary paid during the term of the agreement. In March 2009, Mr. Christian agreed to defer approximately $102,000 of his 2009 salary to be paid 50% on January 1, 2010 and 50% on April 1, 2010. On December 15, 2009, Mr. Christian agreed to defer approximately $134,000 of his 2010 salary to be paid 100% on January 14, 2011. On December 15, 2010, Mr. Christian agreed to defer approximately $134,000 of his 2011 salary to be paid 100% on January 20, 2012. Beginning on April 1, 2010, and each anniversary thereafter, the Compensation Committee, in its discretion, is required to determine the amount of an increase to Mr. Christian’s then existing annual salary, however, the increase shall not be less than the lesser of three percent or a cost of living increase based on the consumer price index.

The 2009 employment agreement provides that Mr. Christian is eligible for stock options as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishment of objectives mutually established by the Compensation Committee and Mr. Christian. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code. In March 2010, the Committee approved performance goals and established the potential bonus amounts for 2010 under the CEO Plan, which were achieved and under which Mr. Christian received a bonus of $250,000. See “Compensation Discussion and Analysis — Bonuses” above for additional disclosure relating to the 2010 bonus and the performance goals for 2011 that were established by the Compensation Committee.

Mr. Christian is eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) plan, pension and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company is required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split-dollar policy. The Company is also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Under the agreement, Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as were consistent with his position.

The agreement terminates upon Mr. Christian’s death and can be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, by a majority vote of the independent directors, we could terminate the agreement for cause. “For cause” means “conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement. The 2009 employment agreement also provides that upon our sale or transfer of control, of all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation (but excluding the sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC), Mr. Christian’s employment will be terminated and he will be paid an amount equal to 2.99 times the average of his total annual compensation (including bonuses but excluding stock options) for the three immediately preceding periods of 12 consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment. Also, if Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

The agreement also contains a covenant not to compete restricting Mr. Christian from competing with us in any of our markets for a three year period if he voluntarily terminates his employment with the Company or is terminated for cause.

Change in Control Agreements

As of December 28, 2007, Samuel D. Bush, , Steven J. Goldstein, Warren S. Lada, and Marcia K. Lobaito entered into change in control agreements. A change in control is defined to mean the occurrence of (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change in control, the Company shall pay a lump sum payment within 45 days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change in control (other than the approval of plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change in control. During such six months, executive will continue to earn his pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability or (d) breach of the agreement by the Company or the surviving entity, then executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change in control, then the executive shall be paid the lump sum payment within 45 days of such change in control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes, (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude, (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board of Directors which is not cured by the executive within ten (10) days after receipt by executive of a written notice from the Company specifying the details thereof, (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten (10) days after receipt by the executive of a written notice from the Company specifying the details thereof, (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest or similar policies or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 Deferred Compensation Plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO and the other named executive officers in the event of a change in control, upon retirement, upon termination other than retirement or death and upon death assuming the trigger event occurred on December 31, 2010 and the price per share, as applicable, is the closing price on December 31, 2010:

Change in Control
	CEO
	Employment
	Agreement						Account			CSV of
	Salary,	Change in	Split	Life	Health		Balance			Split	Total
	Bonus & Tax	Control	Dollar	Insurance	Insurance	Medical	Non-Qualified		Stock	Dollar	Change in
	Gross-Up	Agreements	Premium	Premium	Premiums	Reimbursement	Plan	Restricted	Options	Policy	Control
	(1)	(2)	(3)(10)	(4)	(5)	(6)	(7)	Stock(8)	(9)	(10)	Payments

Edward Christian	$4,697,700	$—	$500,000	$75,000	$130,000	$81,560	$—	$88,634	$—	$336,744	$5,909,638

Samuel Bush	—	$528,500	—	—	—	—	$113,836	$48,594	$—	$102,201	$793,131

Steven Goldstein	—	$676,381	—	—	—	—	$5,793	$53,716	$—	$263,706	$999,596

Warren Lada	—	$528,500	—	—	—	—	$283,451	$48,594	$—	$102,466	$963,011

Marcia Lobaito	—	$264,359	—	—	—	—	$151,826	$30,836	$—	$97,954	$544,975

Total	$4,697,700	$1,997,740	$500,000	$75,000	$130,000	$81,560	$554,906	$270,374	$—	$903,071	$9,210,351

Footnotes:

(1)	2.99 times 3 year average annual salary and bonus, grossed up for applicable taxes.

(2)	1.5 times 3 year average annual salary and bonus.

(3)	$50,000 annual premium for split dollar life insurance policy under CEO employment agreement for 10 years.

(4)	$750,000 life insurance policy for CEO under CEO Employment agreement for 10 years estimated at $7,500 per year.

(5)	Health insurance premiums for CEO and spouse under CEO employment agreement for 10 years estimated at $13,000 per year.

(6)	Medical reimbursement for CEO and spouse under CEO employment agreement for 10 years estimated at $8,156 per year.

(7)	Participant distributed account balance in a lump sum.

(8)	All unvested units of restricted stock become fully vested.

(9)	All unvested stock options which accelerate and become fully vested are given no value because they are all underwater as of December 31, 2010.

(10)	All rights in the policy are assigned to the insured upon change in control (cash surrender value of policy).

Retirement upon age 65
	Account Balance	CSV of Split Dollar	Total Retirement
	Non-Qualified Plan(1)	Policy(2)	Payments

Edward Christian	$—	$336,744	$336,744
Samuel Bush	$113,836	$102,201	$216,037
Steven Goldstein	$5,793	$263,706	$269,499
Warren Lada	$283,451	$102,466	$385,917
Marcia Lobaito	$151,826	$97,954	$249,780

Total	$554,906	$903,071	$1,457,977

Footnotes:

(1)	Participant distributed account balance in a lump sum.

(2)	All rights in the policy are assigned to the insured upon change in control or separation from retirement at age 65 (cash surrender value of policy).

Termination other Than Retirement or Death
	Account Balance	Total Termination
	Non-Qualified Plan(1)	Payments

Edward Christian	$—	$—
Samuel Bush	$113,836	$113,836
Steven Goldstein	$5,793	$5,793
Warren Lada	$283,451	$283,451
Marcia Lobaito	$151,826	$151,826

Total	$554,906	$554,906

Footnote:

(1)	Participant distributed account balance in a lump sum.

Termination Due to Death
	150% of Account		Total Termination
	Balance Non	Split Dollar	Due to Death
	Qualified Plan(1)	Policy(2)	Payments

Edward Christian	$—	$7,000,000	$7,000,000
Samuel Bush	$170,754	$500,000	$670,754
Steven Goldstein	$8,690	$1,125,000	$1,133,690
Warren Lada	$425,177	$500,000	$925,177
Marcia Lobaito	$227,739	$250,000	$477,739

Total	$832,360	$9,375,000	$10,207,360

Footnotes:

(1)	Participant distributed 1.5 times account balance of amounts deferred prior to 2005 and up to a limit of $150,000 of amounts deferred after 2004.

(2)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies’ accumulation value is zero at December 31, 2010. The CEO policy insures CEO and spouse for $7,000,000 and is paid out upon death of both spouses to successors.

COMPENSATION OF DIRECTORS

During 2009, each director who was not an employee agreed to reduce his annual cash retainer, which is paid quarterly, from $40,000 to $38,000 ($9,500 per quarter), a 5% reduction consistent with the reduction taken by officers and employees of the Company. Further, in connection therewith, Chairpersons of each committee who were not employees agreed to reduce their additional annual cash retainer from $10,000 to $9,500 ($2,375 quarterly). In January, 2010, each director who is not an employee agreed to reduce the quarterly cash retainer of $9,500 to $7,500. Starting with the second quarter of 2011, the Board agreed to restore one-half of the reduction taken in 2010 so that the quarterly cash retainer will be $8,500. All non-management directors are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Non-management directors are required to achieve this guideline within five years of joining the Board, or in the case of non-management directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2010 Director Compensation Table

	Fees Earned or	All Other
	Paid in Cash	Compensation		Total
Name	($)	($)		($)

Donald J. Alt.	$39,500	$—		$39,500
Brian Brady	$30,000	$—		$30,000
Clarke R. Brown, Jr.	$30,000	$—		$30,000
David B. Stephens	$30,000	$1,524	(1)	$31,524
Gary G. Stevens	$39,500	$8,217	(1)	$47,717

Footnote:

(1)	Value of health insurance provided to Messrs. Stephens and Stevens.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
WITH DIRECTORS AND MANAGEMENT

Policy

Pursuant to our Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

Surtsey Productions, Inc. owns the assets of television station KVCT in Victoria, Texas. We operate KVCT under a Time Brokerage Agreement (“TBA”) with Surtsey Productions which we entered into in May 1999. Under the FCC’s ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the TBA, during 2010, 2009 and 2008, we paid Surtsey Productions fees of approximately $3,100 per month plus, accounting fees and reimbursement of expenses actually incurred in operating the station. Surtsey Productions is a multi-media company 100%-owned by the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman.

In March 2003, we entered into an agreement of understanding with Surtsey Productions whereby we have guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions, and its subsidiary Surtsey Media, LLC, in closing the acquisition of a construction permit for KFJX- TV station in Pittsburg, Kansas, a full power Fox affiliate serving Joplin, Missouri. At December 31, 2010, there was $1,078,000 of debt outstanding under this agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee. As a result, at December 31, 2010, we have recorded $1,070,000 in debt and $1,000,000 in intangible assets, primarily broadcast licenses. In consideration for the guarantee, a subsidiary of Surtsey Productions has entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time and Broker Agreement. We paid fees under the agreements during 2010, 2009 and 2008 of approximately $4,100 per month plus accounting fees and reimbursement of expenses actually incurred in operating the station. We generally prepay Surtsey quarterly for its estimated expenses. The station went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station. In addition to the above agreements, we have proposed to Surtsey that we enter into option agreements for KFJX-TV and KVCT-TV.

Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $18,000, $15,000 and $18,000 during the years ended December 31, 2010, 2009 and 2008, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2010, we believe that our officers and directors complied with all applicable reporting requirements for the year 2009.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2012 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 20, 2011, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2012 Annual Meeting and stockholder nominations of persons for election to the Board of Directors must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 9, 2012 (with respect to proposals) and February 17, 2012 (with respect to nominations). All proposals and nominations should be directed to the Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2011 Annual Meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented at the 2011 Annual Meeting by a stockholder.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/sga
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 96808-2
▼   FOLD AND DETACH HERE    ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 3 AND FOR EVERY 3 YEARS ON ITEM 4.	Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD	*EXCEPTIONS
	ALL	FOR ALL
1. ELECTION OF DIRECTORS Nominees: 01 Clarke R. Brown, Jr.	☐	☐	☐
02 Edward K. Christian
03 David B. Stephens
04 Gary Stevens
05 W. Russell Withers, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

			FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

			FOR	AGAINST	ABSTAIN

3.	To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers as described in the proxy statement.		☐	☐	☐

Management recommends a vote for Shareholder approval every 3 years.

		1 year	2 years	3 years	Abstain

4.
To recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year, or every three years.
		☐	☐	☐	☐

			Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 9, 2011.
The Proxy Statement and the 2011 Annual Report to Shareholders are available at:
https://materials.proxyvote.com/786598.
FOLD AND DETACH HERE
PROXY
SAGA COMMUNICATIONS, INC.
Annual Meeting of Stockholders – May 9, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 9, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
(Continued and to be marked, dated and signed, on the other side)	96808-2